EXHIBIT 21
BAXTER INTERNATIONAL INC.

The following is a list of certain wholly-owned subsidiaries of Baxter International Inc. as of December 31, 2025, omitting some subsidiaries which, when considered in the aggregate, would not constitute a significant subsidiary.

Domestic Subsidiary	Incorporation
Baxter Healthcare Corporation	Delaware
Baxter Healthcare of Puerto Rico LLC	Delaware
Hill-Rom Services, Inc.	Indiana
Welch Allyn Inc.	New York
Laboratorios Baxter S.A.	Delaware
Synovis Micro Companies Alliance, Inc.	Minnesota

Foreign Subsidiary	Incorporation
Baxter Healthcare Pty Ltd	Australia
Baxter Belgium SPRL	Belgium
Baxter Distribution Center Europe SA	Belgium
Baxter R and D Europe SPRL	Belgium
Baxter SA	Belgium
Baxter Hospitalar Ltda.	Brazil
Baxter Corporation (Canada)	Canada
Baxter Healthcare (Shanghai) Company Ltd.	China
Baxter Productos Medicos, Ltda.	Costa Rica
Baxter S.A.S.	France
Baxter Deutschland GmbH	Germany
Baxter Healthcare Limited (Hong Kong, China)	Hong Kong
Baxter Pharmaceuticals India Pvt Ltd.	India
Baxter Innovations & Business Solutions Private Limited (India)	India
Baxter Shared Services & Competencies Limited	Ireland
Baxter Healthcare S.A.- Ireland Finance Branch	Ireland
Baxter S.p.A.	Italy
Baxter Healthcare Limited	New Zealand
Baxter Polska Sp. z o.o.	Poland
Baxter Healthcare SA (Singapore Woodlands Branch)	Singapore
Baxter Pharmaceuticals (Asia) Pte Ltd.	Singapore
Baxter, S.L.	Spain
Baxter AG	Switzerland
Baxter Healthcare SA	Switzerland
Baxter Healthcare Limited (Taiwan)	Taiwan
Baxter Holding B.V.	The Netherlands
Baxter Netherlands Holding B.V.	The Netherlands
Baxter Turkey Renal Hizmetler A.S	Turkey
Baxter Healthcare Limited	United Kingdom